Exhibit 99.1

     Electroglas Reports Results for Transition Periods Ended May 31, 2005;
           Results Follow Previously Announced Change in Fiscal Year

     SAN JOSE, Calif.--(BUSINESS WIRE)--July 7, 2005--Electroglas, Inc. (Nasdaq:EGLS), a leading supplier of wafer probing and test handling solutions for the semiconductor industry, today reported its operating results for the two and five month transition periods ended May 31, 2005. On July 6, 2005, the Company reported that the Board of Directors of Electroglas, Inc. had approved a change in the Company's fiscal year end from December 31st to May 31st. The new fiscal year will begin on June 1st and end on May 31st of each year, effective with the year ended May 31, 2006. The transition periods from January 1, 2005 to May 31, 2005 and April 3, 2005 to May 31, 2005 are considered stub periods for financial reporting purposes.
     Revenue for the two and five month transition periods of fiscal 2005 ended May 31, 2005 was $3.5 million and $11.2 million, respectively. This represented a 64% and 56% decrease from $9.7 million and $25.7 million, respectively, for the same periods in 2004. Net loss for the two and five month periods was $4.9 million and $12.4 million, or a loss of $0.23 per share and a loss of $0.57 per share, respectively, compared with net losses of $3.4 million and $5.9 million for the same periods in 2004. "If Electroglas included the results for the month of June 2005 with these April and May numbers, we would have been within the range of guidance previously given in our last earnings call," noted Keith Barnes, Electroglas Chairman and CEO.
     "During the first five months of 2004, the industry and Electroglas were both seeing substantial positive momentum. During the same period in 2005 (our transition period), the industry was going in a negative direction and we were just rolling out our new products," said Barnes. "We experienced continued and substantial order and revenue declines in the first five months of 2005, similar to many other back-end semiconductor equipment companies. During this period we experienced push-outs and delays for orders we hope will be shipped in fiscal 2006. We believe this is the trough period for calendar 2005. The back-end book-to-bill data appears to be stabilizing and customer activity is increasing again."
     Barnes added, "Most importantly, our new 4090u+ 200mm product and our new flagship EG6000 300mm prober have received good customer responses in recent evaluations. Further, we start our new fiscal 2006 with a strong cash balance due in part to the sale of our San Jose campus, and we have substantially reduced our operating expenses as a result of our continued emphasis on expense control."

     First Fiscal Quarter 2006 Business Outlook

     Electroglas expects revenue for the first fiscal quarter of 2006, from June 1, 2005 to September 3, 2005, to be in the range of $8 million to $10 million. The Company also anticipates that quarterly revenues will improve through the fiscal year as the Company's new products are adopted by new and existing customers.

     Investor Conference Call Details

     Electroglas' management plans to hold a teleconference on its transitional period results, along with its outlook for the first fiscal quarter of 2006, today beginning at 2:00 p.m. PT, 5:00 p.m. ET. Interested parties who wish to audit the teleconference may call (719) 457-2734, access code 5536504, and are asked to do so approximately 10 minutes before the teleconference is scheduled to begin. No reservations are required. The teleconference will be available via webcast from the company's website at www.electroglas.com. In addition, a telephonic replay will be available through July 14, 2005 at (719) 457-0820, access code 5536504.

     About Electroglas

     Electroglas is a supplier of innovative probers, prober-based test handlers, test floor management software and services that improve the overall effectiveness of semiconductor manufacturers' wafer and device testing. Headquartered in San Jose, California, the company has been a leading equipment supplier to the semiconductor industry for over four decades, and has shipped more than 15,000 systems worldwide. Electroglas' stock trades on the NASDAQ National Market under the symbol "EGLS." More information about the company and its products is available at www.electroglas.com.

     Safe Harbor Statement

     This news release contains forward-looking statements including statements relating to the current and expected business condition in the semiconductor industry including decreases in orders and revenue and the company's belief that this may be a trough for calendar 2005; Electroglas' business outlook; expected realization in fiscal 2006 of previously delayed orders; new product introduction and market acceptance; expectations regarding revenue in the first fiscal quarter of 2006; anticipated improvements in quarterly revenues; the expected stabilization of back-end book-to-bill; and increased customer activities. These forward-looking statements involve risks and uncertainties including, but not limited to, the risk of adverse changes in global and domestic economic conditions that could impact the semiconductor industry and result in our customers decreasing capital expenditures; a prolonged downturn in the semiconductor and electronics industries; a downturn or decrease in customer utilization rates; unforeseen technical difficulties related to the development and manufacture of Electroglas' products; and a failure of our new products to achieve broad market acceptance as a result of competing technologies. Electroglas assumes no obligation to update this information. For a further discussion of risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to Electroglas' business in general, see the risk disclosures in Electroglas' SEC filings, including its most recent Annual Report on Form 10-K for the year ended December 31, 2004 and its Quarterly Reports on Form 10-Q filed from time to time with the SEC.


                           ELECTROGLAS, INC.
            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
               (In thousands, except per-share amounts)
                              (unaudited)


                                  Two months ended  Five months ended
                                  ----------------- ------------------
                                  May 31,  May 29,   May 31,  May 29,
                                    2005     2004      2005     2004
                                  -------- -------- --------- --------
Net sales                          $3,485   $9,681   $11,223  $25,729
Cost of sales                       3,108    7,052    10,114   16,465
                                  -------- -------- --------- --------
Gross profit                          377    2,629     1,109    9,264
    Gross profit percentage            11%      27%       10%      36%
Operating expenses:
  Engineering, research and
   development                      2,133    2,717     5,524    6,728
  Sales, general and
   administrative                   2,771    2,887     7,038    7,346
  Impairment charges                   86        -        86        -
                                  -------- -------- --------- --------
          Total operating expenses  4,990    5,604    12,648   14,074
                                  -------- -------- --------- --------
Operating loss                     (4,613)  (2,975)  (11,539)  (4,810)
Interest income (expense), net       (179)    (382)     (499)    (890)
Other income (expense), net          (132)     (65)     (350)    (180)
                                  -------- -------- --------- --------
Loss before income taxes           (4,924)  (3,422)  (12,388)  (5,880)
Provision (benefit) for income
 taxes                                  1       15         5       60
                                  -------- -------- --------- --------
Net loss                          $(4,925) $(3,437) $(12,393) $(5,940)
                                  ======== ======== ========= ========

Basic and diluted net loss per
 share                             $(0.23)  $(0.16)   $(0.57)  $(0.28)
                                  ======== ======== ========= ========
Shares used in basic and diluted
 calculations                      21,775   21,492    21,762   21,475
                                  ======== ======== ========= ========


                           ELECTROGLAS, INC.
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                            (in thousands)

                                                    May 31,   Dec. 31,
                                                     2005       2004
                                                  (Unaudited)   (1)
                                                  ----------- --------

ASSETS
Current assets:
   Cash and short-term investments                   $46,929  $31,696
   Accounts receivable, net                            5,670    9,402
   Inventories                                        16,983   15,161
   Assets held for sale                                    -   28,305
   Prepaid expenses and other current assets           3,034    2,099
                                                  ----------- --------
         Total current assets                         72,616   86,663
Property, plant and equipment, net                     6,136    4,240
Other assets                                           5,785    5,276
                                                  ----------- --------
         Total assets                                $84,537  $96,179
                                                  =========== ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable                                   $7,163   $6,172
   Accrued liabilities                                11,067   10,686
                                                  ----------- --------
         Total current liabilities                    18,230   16,858
Convertible subordinated notes                        32,413   34,123
Non-current liabilities                                1,462      536
Stockholders' equity                                  32,432   44,662
                                                  ----------- --------
Total liabilities and stockholders' equity           $84,537  $96,179
                                                  =========== ========

(1) The December 31, 2004 condensed consolidated balance sheet was derived from our audited consolidated financial statements.


     CONTACT: Electroglas, Inc.
              Candi Lattyak, 408-528-3801 (Investor Relations) clattyak@electroglas.com
              Cristie Lynch, 408-528-3167 (Media)
              clynch@electroglas.com